Exhibit 1

Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, Alberta, Canada T2J 7E8
February 23, 2010
Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Authorité des Marchés Financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island — Securities Office
The Toronto Stock Exchange
The New York Stock Exchange, Inc.
Securities and Exchange Commission

Re:	Agrium Inc. Notice of Meeting and Record Date
We are writing pursuant to National Instrument 54-101 “Communication with Beneficial Owners of Securities of a Reporting Issuer” to notify you of the following dates in connection with the Annual and Special Meeting of Shareholders of Agrium Inc.:

a)	Date of Meeting:	May 12, 2010
b)	Record Date for Notice:	March 23, 2010
c)	Record Date for Voting:	March 23, 2010
d)	Beneficial Ownership Determination Date:	March 23, 2010
e)	Securities Entitled to Notice:	Common
f)	Securities Entitled to Vote:	Common
g)	Routine Business Only:	Yes

Per:	“Gary J. Daniel”
Gary J. Daniel
Corporate Secretary & Senior Legal Counsel